Exhibit 3.3

ARTICLES OF AMENDMENT

OF

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

The undersigned corporation, pursuant to Title 13.1. Chapter 9, Article 11 of the Code of Virginia, hereby executes the following articles of amendment and sets forth:

1.	The name of the corporation is “Southern National Bancorp of Virginia, Inc.”

2.	The corporation hereby amends its Articles of Incorporation as follows:

RESOLVED, that the Articles of Incorporation shall be amended by deleting the last two sentences of the first paragraph of Article 8 and by deleting Article 8.A. in their entirety and inserting a new Article 8.A. as follows:

Commencing with the 2006 annual meeting of stockholders, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of office of the first class, which will consist of Robin R. Shield and R. Roderick Porter, to expire at the 2007 annual meeting of stockholders, the term of office of the second class, which will consist of Michael A. Gaffney and John J. Forch, to expire at the 2008 annual meeting of stockholders, and the term of office of the third class, which will consist of Neil J. Call, Georgia S. Derrico and Charles A. Kabbash, to expire at the 2009 annual meeting of stockholders, with each director to hold office until his successor shall have been duly elected and qualified. At each annual meeting of stockholders commencing with the 2007 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified. Stockholders of the Corporation shall not be permitted to cumulate their votes for the election of directors.

3.	The forgoing amendment was adopted on April 13, 2006.

4.           The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and:

(a) The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment(s) were:

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Designation	Number of outstanding shares	Number of votes
Common Stock	3,500,000	3,500,000

(b) The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:

Voting group	Total votes FOR	Total votes AGAINST
Common Stock	2,133,000	479,500

(c) And the number cast FOR the amendment by each voting group was sufficient for approval by that voting group.

Executed in the name of the corporation by:

/s/ Georgia S. Derrico	April 13, 2006
(Signature)	(Date)

Chairman of the Board and Chief
Georgia S. Derrico	Executive Officer
(Printed Name)	(Title)

0622658	(540) 347-4521
(Corporation’s SCC ID #)	(Telephone No.)

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